Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-248741) pertaining to the Share Option Plan for Employees with Non-Employee Sub-Plan and U.S. Sub-Plan, 2020 Employee Share Purchase Plan, and 2020 Equity Incentive Plan of Renalytix plc of our report dated September 28, 2023, with respect to the consolidated financial statements of Renalytix plc included in this Annual Report (Form 10-K) for the year ended June 30, 2023.

/s/ Ernst & Young LLP

Iselin, New Jersey

September 28, 2023